EX-99.CODEETH

HERZFELD CARIBBEAN BASIN FUND, INC.

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND FINANCIAL OFFICERS

I.	Purpose of the CEO and Senior Officer Code

The purpose of this Code is to promote:

A.	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

B.	full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, SEC and in other public communications made by the registrant;

C.	compliance with applicable laws and governmental rules and regulations;

D.	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

E.	accountability for adherence to the Code.

Each Covered Officer (defined below) should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Covered Officers

This Code applies to the Principal Executive Officer (CEO), President, Principal Financial Officer, Principal Accounting Officer or Controller, and/or persons performing similar functions (the “Covered Officers”) for the Fund. The names of the Covered Officers of the Fund are listed in Exhibit A.

III.	Covered Officer’s Actual and Apparent Conflicts of Interest

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his or her service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the 1940 Act and the Advisers Act. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as “affiliated persons” of the Fund. The Fund’s and the investment adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and the investment adviser, or any other service provider, of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund, for the adviser, for other Fund service providers, or for all of them), be involved in establishing policies and implementing decisions that will have different effects on the adviser, other service providers, and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the adviser or other service provider and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the Investment Company Act and the Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Fund’s Board that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

Each Covered Officer has the responsibility for to:

A.	not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

B.	not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Fund; and

C.	report to the Fund’s Board any affiliations or other relationships related to conflicts of interest that are disclosed on the Fund’s Directors and Officers.

There are some conflict of interest situations that should always be approved by the CCO of the Fund, if material. Examples of these include:

A.	service as a director on the board of any public or private company;

B.	the receipt of any gifts of more than a de minimis value;

C.	the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

D.	any ownership interest in, or any consulting or employment relationship with, any of the Fund’s service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof; and

E.	a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

IV.	Disclosure and Compliance

A.	Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Fund;

B.	Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund’s Directors and auditors, and to governmental regulators and self-regulatory organizations;

C.	Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Fund, the adviser, and other affiliated service providers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund’s file with, or submit to, the SEC and in other public communications made by the Fund; and

D.	It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

V.	Reporting and Accountability

Each Covered Officer must:

A.	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he or she has received, read, and understands the Code;

B.	annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;

C.	not retaliate against any other Covered Officer or any employee of the Fund or their affiliated persons for reports of potential violations that are made in good faith;

D.	notify the Independent Directors promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code; and

E.	the CCO of the Fund’s investment adviser is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.[1] However, any approvals or waivers[2] sought by a Covered Officer will be considered by the Board’s Audit Committee.

[1]	The CCO is authorized to consult, as appropriate, with the chair of the Audit Committee and/or, counsel to the Fund, and is encouraged to do so.

[2]	Item 2 of Form N-CSR defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of ethics” and “implicit waiver,” which must also be disclosed, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive office” of the registrant.

The Fund’s legal counsel is responsible for applying the Code to specific situations in which questions are presented under it and has the authority to interpret the Code in any particular situation. However, any approvals or waivers sought by a Covered Officer will be considered by the Independent Directors on the Board.

The Fund will follow these procedures in investigating and enforcing the Code:

A.	the Fund legal counsel will take all appropriate action to investigate any potential violations reported to such counsel;

B.	if, after such investigation, the Fund legal counsel believes that no violation has occurred, such counsel is not required to take any further action;

C.	any matter that the Fund legal counsel believes is a violation will be reported to the Board;

D.	the Board will consider appropriate action, which may include review of, and appropriate modifications to applicable policies and procedures; notification to appropriate personnel of the investment adviser or its Board; or a recommendation to dismiss the Covered Officer;

E.	the Board will be responsible for granting waivers, as appropriate; and

F.	any changes to or waivers of the Code will, to the extent required, be disclosed as provided by SEC rules.

VI.	Other Policies and Procedures

The Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, the Fund’s adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to the Code, they are superseded by the Code to the extent that they overlap or conflict with the provisions of the Code. The Fund’s and its investment adviser’s codes of ethics under Rule 17j-1 under Investment Company Act and the adviser’s more detailed policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of the Code.

VII.	Amendments

Any amendments to the Code, other than amendments to service providers, must be approved or ratified by a majority vote of the Board, including a majority of independent trustees.

VIII.	Confidentiality

All reports and records prepared or maintained pursuant to the Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or the Code, such matters shall not be disclosed to anyone other than the appropriate Board, its legal counsel and the adviser.

IX.	Internal Use

The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

Date: May 16, 2019

EXHIBIT A

Principal Executive Officer – Erik M. Herzfeld in his capacity as President

Principal Financial Officer – Erik M. Herzfeld in his capacity as Treasurer

HERZFELD CARIBBEAN BASIN FUND, INC.

PEO/PFO CODE OF ETHICS CERTIFICATION

I, Erik M. Herzfeld, hereby certify that I have received a copy of the Herzfeld Caribbean Basin Fund, Inc.’s Code of Ethics for Principal Executive and Financial Officers, and that I have read and understand the Code.

Date:	September 9, 2019	/s/ Erik M. Herzfeld
		Name:	Erik M. Herzfeld
		Title:	President and Treasurer (principal executive and financial officer)

HERZFELD CARIBBEAN BASIN FUND, INC.

PEO/PFO CODE OF ETHICS ANNUAL AFFIRMATION

I, Erik M. Herzfeld, hereby affirm that I have complied with the requirements of the Herzfeld Caribbean Basin Fund, Inc.’s Code of Ethics for Principal Executive and Financial Officers.

Date:	September 9, 2019	/s/ Erik M. Herzfeld
		Name:	Erik M. Herzfeld
		TITLE:	President and Treasurer (principal executive and financial officer)